Exhibit 99.1

CONTACT:
Patrick Turner
805-918-2201
patrick.turner@seminis.com

Seminis Reports First Quarter FY2005 Results

OXNARD, Calif. — February 14, 2005 — Seminis Inc., the world’s largest developer, producer and marketer of vegetable and fruit seeds, today reported financial results for its first quarter ended December 31, 2004.

FINANCIAL SUMMARY ($ IN MILLIONS)

	1stQ FY2005	1stQ FY2004	% Change
SALES	$110.7	$101.9	8.6%
GROSS PROFIT(a)	$63.6	$49.4	28.8%
LOSS FROM OPERATIONS(b)	$(5.0)	$(7.4)	32.7%
NET LOSS(b)	$(8.2)	$(9.1)	10.7%

(a) Negatively impacted by non-cash purchase accounting charges of $10.0 million and $11.5 million in first quarter of FY2005 and FY2004, respectively.

(b) Negatively impacted by $9.8 million and $9.8 million of merger and privatization related charges, non-cash purchase accounting charges and other add-back expenses as allowed in the debt covenants in FY2005 and FY2004, respectively.

“During our most challenging quarter seasonally, the company delivered top and bottom line growth on par with our leadership position. From an operational perspective, our gross profits are unmatched in our sector and we continue to demonstrate success at efficiently introducing innovative products to local markets throughout the world,” said Seminis Chairman and CEO Alfonso Romo.

Net sales for the first quarter of fiscal year 2005 increased 8.6% to $110.7 million compared with $101.9 million for the same period last year. This increase was mainly attributable to improved pricing and product availability as well as favorable Euro and Korean Won currency fluctuation. At constant exchange rates, total sales increased 4.1% to $106.9 million from $101.9 million the previous year.

Gross profit increased to $63.6 million, or 57.5% of sales, compared with $49.4 million, or 48.5% of sales, for the same quarter last year. This increase was primarily due to improved volume, margins and lower provision requirements of certain reserves.

Total operating expenses for the first quarter increased by 15.3% to $68.5 million from $59.4 million in the same period last year mainly as a result of cost of living adjustments and the increase of Euro and Korean Won based expenses due to currency fluctuation. As a percentage of sales, operating expenses in the current quarter increased to 61.8% compared with 58.3% in the first quarter of fiscal year 2004.

Operating loss for the first quarter was $5.0 million compared to a loss of $7.4 million for the same quarter last year.

The net loss for the first quarter of fiscal year 2005 was $8.2 million compared to a net loss of $9.1 million in the same quarter last year. Historically, the first quarter of Seminis’ fiscal year has the lowest sales due to the seasonal nature of the agronomic cycle, and the company has posted losses during these periods.

The non-cash purchase accounting impact of the amortization of inventory step-up resulting from the privatization transaction to Cost of Goods Sold was $10.0 million during the first quarter compared to $11.5 million for the same quarter last year. The net benefit in depreciation and amortization within Operating Expense as a result of the purchase accounting treatment during the first quarter totaled $3.2 million compared to $3.4 million during the same period the previous year.

Seminis President and Chief Operating Officer Bruno Ferrari noted: “I am pleased with our strong start to fiscal year 2005. We are now in the midst of spring plantings in the northern hemisphere and Seminis is well positioned with seed of our top product lines. We continue to benefit from continued growth in our industry and strong demand for our seed varieties.”

CONFERENCE CALL
Seminis will hold a conference for interested parties on February 15, 2005 at 12 p.m. Eastern Standard Time (11 a.m. Central Standard Time, 9 a.m. Pacific Standard Time). The call will focus on first quarter results and may also include other matters related to the company’s business. To participate, call toll-free 800-599-9816; international dial-in 617-847-8705. Participant Pass-code: 67220707. Participants are requested to dial in 5 minutes prior to the start of the call to allow time for all participants to log in. A replay of the call will be available two hours after the call for a period of seven days. The replay can be accessed by dialing 888-286-8010; international dial-in 617-801-6888 Pass-code: 95828294. Seminis financial statements can be found on our web-site at www.seminis.com or on the SEC web-site at www.sec.gov.

About Seminis
Seminis Inc. is the largest developer, producer and marketer of vegetable seeds in the world. The company uses seeds as the delivery vehicle for innovative agricultural technology. Its products are designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and foods with better nutritional content. Seminis has established a worldwide presence and global distribution network that spans 150 countries and territories.

Safe Harbor Statement: All statements in this press release other than statements of historical facts are “forward looking” statements, including without limitation statements regarding the Company’s financial position, business strategy, plans, and objectives of management and industry conditions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The following factors, among others, may affect the Company’s actual results and could cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company: competitive factors, agribusiness risks, governmental and economic risks associated with foreign operations, commercial success of new products, proprietary protection of and advances in technology, possible need for additional financing and its management information systems and controls. Further information on the factors that could affect the Company’s financial results is contained in the Company’s latest 10-K filed with the Securities and Exchange Commission.

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SEMINIS, INC.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	December 31,	September 30,
	2004	2004
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$75,796	$116,870
Accounts receivable, net	149,679	153,173
Inventories	345,146	328,395
Prepaid expenses and other current assets	11,661	8,017

Total current assets	582,282	606,455

Property, plant and equipment, net	86,963	78,608
Intangible assets, net	70,196	69,008
Other assets	24,097	23,591

Total assets	$763,538	$777,662

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings	$20,604	$10,965
Current maturities of long-term debt	1,826	1,746
Accounts payable	46,177	63,339
Accrued liabilities	110,427	120,334

Total current liabilities	179,034	196,384

Long-term debt	448,064	448,816
Deferred income tax	20,804	16,291
Minority interest in subsidiaries	1,455	1,644
Preferred shares subject to mandatory redemption	42,016	41,773

Total liabilities	691,373	704,908

Stockholders’ equity	72,165	72,754

Total liabilities and stockholders’ equity	$763,538	$777,662

SEMINIS, INC.
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Three Months Ended
	Dec. 31,	Dec. 26,	%
	2004	2003	Change
	(Unaudited)
Net sales	$110,704	$101,892	8.6%
Cost of goods sold	47,074	52,475	-10.3%

Gross profit	63,630	49,417	28.8%

Research and development	13,022	11,574	12.5%
Selling, general and administrative expenses	53,374	45,910	16.3%
Amortization of intangible assets	2,061	1,887	9.3%

Total operating expenses	68,457	59,371	15.3%

Gain (loss) on sale of fixed assets	(173)	2,525	-106.9%

Loss from operations	(5,000)	(7,429)	-32.7%

Other income (expense)
Interest expense, net	(11,828)	(9,684)	22.1%
Other, net	10,373	9,067	14.4%

Total non-operating expense	(1,455)	(617)	135.8%

Loss from continuing operations before income taxes	(6,455)	(8,046)	-19.8%

Income tax expense	(1,701)	(1,083)	57.1%

Net loss	$(8,156)	$(9,129)	-10.7%

Seminis Inc.
Net Seed Sales
Amounts Stated at FY 2004 Currency Exchange Rates
(In US Million $)

	For the Three Months Ended
	Dec. 31,	Dec. 26,
	2004	2003	% Change
	(Unaudited)
North America	$45.3	$39.8	13.8%
Europe & Middle East	40.1	42.9	-6.5%
Asia Pacific	9.8	8.9	10.1%
West Asia	1.1	0.8	37.5%
South America	6.0	5.9	1.7%

Total Seed Sales	$102.3	$98.3	4.1%